Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.com

ALTISOURCE SHAREHOLDERS ELECT NEW INDEPENDENT DIRECTOR

Luxembourg, September 28, 2018 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today announces that Scott E. Burg was elected as an additional independent director of the Company at its special general meeting of shareholders held on September 25, 2018.

“On behalf of our Board of Directors, I welcome Scott to our Board,” said Timo Vättö, Chairman of the Board. “Scott brings significant financial expertise and a deep understanding of our business and industry to the Board. We look forward to his contributions and strategic insights.”

“I am pleased to join the Altisource Board,” said Mr. Burg. “I look forward to working with fellow Board members and Altisource’s management team to continue to create value for shareholders.”

Mr. Burg serves as Chief Investment Officer and Managing Partner of Deer Park Road Management Company, LP (“Deer Park”), where he is responsible for the firm’s portfolios and portfolio risk management. Prior to joining Deer Park in August 2010, Mr. Burg was a Principal at General Capital Partners, where he advised middle-market companies in distressed situations. Mr. Burg also worked at Pursuit Partners, a $550 million fixed-income hedge fund, where he analyzed residential mortgage-backed securities, and he founded The Murray Hill IPS (later Clayton IPS; now MountainView IPS), a world-wide leader in the valuation of difficult-to-price assets. Mr. Burg holds a Bachelor of Science from the University of Colorado and a Master of Business Administration from the University of Denver’s Daniels College of Business.

About Altisource

Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.